Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the CryoLife, Inc. Directors Options of our reports (a) dated February 7, 1997, except for Note 13 as to which the date is March 5, 1997, with respect to the consolidated financial statements of CryoLife, Inc. incorporated by reference in its Annual Report (Form 10-K) and the related financial statement schedule included therein and (b) dated February 5, 1997, with respect to the financial statements of Ideas for Medicine, Inc. included in CryoLife, Inc.'s Form 8-K/A (Amendment No. 1) dated March 5, 1997 both for the year ended December 31, 1996 filed with the Securities and Exchange Commission.

                                   /s/ ERNST & YOUNG LLP
                                   ERNST & YOUNG LLP

Atlanta, Georgia
August 14, 1997


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